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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference therein of our report dated February 27, 1998, with respect to the financial statements included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission, in the Post-Effective Amendment No. 1 to the Registration Statement (Form SB-2 No. 333-25445) and related Prospectus of DepoMed, Inc. for the registration of 1,435,834 shares of its common stock, 117,917 representative's warrants to purchase units consisting of one share of common stock and one redeemable warrant and 117,917 redeemable common stock purchase warrants.

                                 /s/ Ernst & Young LLP

Palo Alto, California
November 4, 1998